Exhibit 10.23

GRANT AGREEMENT

On behalf of the Board of Directors of Alacer Gold Corp. (the “Company”) I am pleased to advise that you have received a grant award (the “Grant”) pursuant to the Company’s 2017 Restricted Stock Unit Plan (the “Plan”).
The particulars of your Grant, including the date of your Grant, the number of restricted stock units (“RSUs”) comprising your Grant, the Grant Period, and the vesting schedule and conditions applicable to your Grant are set forth in Exhibit A attached hereto. Your Grant is subject to the provisions of the Plan (as it may be amended from time to time), a copy of which is appended hereto, and the terms and conditions outlined below, including Exhibit A. Any capitalized terms not defined herein have the meaning ascribed thereto in the Plan.
Subject to the terms and conditions of the Plan, the Grant and the Grant Period, the RSUs will be redeemed by the Company and RSU Securities will be issued (for nil consideration) to you on the Payment Date. All Australian Participants should be advised that the Grant of RSUs is occurring under a “foreign scheme” that is subject to the laws of the Province of Ontario, Canada, and that this may inhibit an Australian Participant’s ability to make any claim or enforce any right arising out of or in connection with this Grant.
You shall make appropriate arrangements with the Company to provide for payment of all federal, state, local or foreign taxes of any kind required by law to be withheld upon the issuance, vesting or payment of any Shares or CDIs. Such arrangements may include, but are not limited to, the payment of cash directly to the Company or its transfer agent, withholding by the Company from other cash payments of any kind otherwise due to you, or share withholding as described below. Subject to the approval of the Company, which may be withheld by the Company in its sole discretion, you may elect to satisfy any minimum statutory withholding obligations, in whole or in part, by having the Company withhold Shares or CDIs otherwise issuable to you. The Fair Market Value of the withheld Shares used to satisfy the withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined.
By signing below, or otherwise acknowledging agreement, you represent to the Company that (i) your participation in the Plan is voluntary, and has not been induced by the expectation of employment or continued employment with the Company or an Affiliate of the Company, (ii) you agree to be bound by the terms of the Plan, including the forfeiture provisions in Section 6 of the Plan; and (iii) neither this Grant, nor the RSUs contemplated pursuant to this Agreement gives you the right to continued employment or service with the Company or its affiliates in any capacity and that the Company and its affiliates reserve the right to terminate your employment or service at any time and for any reason not prohibited by law.
Thank you for your ongoing efforts on behalf of the Company and its shareholders.

Yours sincerely, Alacer Gold Corp.

Exhibit A

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